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                                                                    Exhibit 99.1

For Immediate Release

               Tanox, INC. announces decision of Court of Appeals

HOUSTON (August 29, 2002) -- Tanox, Inc. (Nasdaq: TNOX) announced that the Texas Court of Appeals for the 14th District in Houston affirmed today the Texas District Court's judgment confirming an arbitration award in favor of the Company's former law firms in a fee dispute with the Company. Tanox intends to appeal the decision of the Court of Appeals to the Texas Supreme Court.

"We clearly disagree with the ruling by the Court of Appeals," said Nancy T. Chang, Ph.D., President and CEO of Tanox. "While our business plan is not dependent on a legal victory in this case, we believe strongly in our position and will continue to pursue this in the court system."

The fee dispute arose out of the law firms' prior representation of Tanox in a lawsuit with Genentech, Inc., which was settled in 1996 with the formation of Tanox's collaboration with Genentech. The decision of the appeals court affirms the arbitration award entitling the law firms to a portion of certain milestone payments and royalties received by Tanox on sales of anti-IgE products.

About Tanox

Tanox, Inc. is a biopharmaceutical company with demonstrated expertise in monoclonal antibody technology. The Company is engaged in the discovery and development of therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of asthma, allergy, inflammation and other diseases affecting the human immune system. XolairTM, Tanox's most advanced product in development, is an anti-immunoglobulin E, or anti-IgE, antibody whose therapeutic effect has been validated through clinical trials in patients suffering from allergic asthma and seasonal allergic rhinitis (hay fever). Xolair is being developed under an agreement among Tanox, Novartis Pharma AG and Genentech. In June 2002, Xolair received marketing approval in Australia for treating adults and adolescents with moderate allergic asthma. Novartis and Genentech indicated that they expect to submit an amended Biologics License Application to the Federal Drug Administration in fourth quarter 2002.

This release and other information about Tanox, Inc. can be found on the World Wide Web at http://www.tanox.com.


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For further information, contact:

Ashraf Hanna, Ph.D., M.D.
Tanox - Director of Strategic Planning (713) 578-4444

Michelle DeSantis
Tanox - IR/PR Coordinator (713) 578-4444